EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Cryoport, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other(2)	262,500	$4.88	$1,281,000	0.00015310	$196.12
Equity	Common Stock, $0.001 par value per share	Other(3)	227,458(4)	$7.80(4)	$1,774,172	0.00015310	$271.63
Total Offering Amounts					$3,055,172		$467.75
Total Fee Offsets							$0
Net Fee Due							$467.75

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock, $0.001 par value per share (“Common Stock”), as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on March 4, 2025.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act based upon the exercise price of outstanding stock options.

(4)	Represents shares of Common Stock underlying certain outstanding stock options exercisable at a price of $7.80 per share.